Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2021 relating to the financial statements of Yelp Inc., and the effectiveness of Yelp Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Yelp Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 26, 2021